Exhibit 4.36

[TRANSLATION FOR INFORMATION PURPOSES ONLY]

Execution version

IRREVOCABLE SECURITY TRUST AGREEMENT IN RESPECT OF STOCK No. F/111517-9 (the “Agreement”), dated September 17, 2012, entered into by and among:

(1)	Cemex, S.A.B. de C.V. (“Cemex SAB”), Empresas Tolteca de México, S.A. de C.V. (“Tolteca”), Impra Café, S.A. de C.V. (“Impra Cafe”), Interamerican Investments, Inc. (“Interamerican”), Cemex México, S.A. de C.V. (“Cemex Mexico”), and Centro Distribuidor de Cemento, S.A. de C.V. (“Cedice”), as settlors (each of Cemex SAB, Tolteca, Impra Cafe, Interamerican, Cemex Mexico and Cedice, a “Settlor” and, together, the “Settlors”);

(2)	Cemex Mexico, Cedice, Mexcement Holdings, S.A. de C.V. (“Mexcement”) and Corporación Gouda, S.A. de C.V. (“Gouda”), as issuers (each of Cemex Mexico, Cedice, Mexcement and Gouda, in their respective capacities as issuers, an “Issuer” and, together, the “Issuers”);

(3)	Banco Nacional de México, S.A., Integrante del Grupo Financiero Banamex, División Fiduciaria (the “Trustee”), a banking institution duly organized and validly existing pursuant to the laws of the United Mexican States (“Mexico”); and

(4)	Wilmington Trust (London) Limited (the “Beneficiary”), on its own behalf and in its capacity as Security Agent acting hereunder in accordance with the terms of the Intercreditor Agreement (as defined hereinafter) on behalf of the Secured Parties (as defined hereinafter), a private limited company duly incorporated and validly existing under the laws of England and Wales, pursuant to the following Preliminary Statements, Representations and Clauses.

PRELIMINARY STATEMENTS

I. WHEREAS, on September 17, 2012. CEMEX, SAB, as the Parent, several direct and indirect subsidiaries of Cemex SAB as borrowers, guarantors or security providers (jointly, the “Obligors”), certain financial institutions and other entities identified therein as creditors (the creditors, together with their successors, beneficiaries and permitted assignees and transferees, the “Original Creditors”), Citibank International plc, in its capacity as agent (the “Agent”) and the Beneficiary, among others, entered into a Facilities Agreement with the purpose of refinancing certain debt of Cemex SAB and the other Obligors described therein (the “Facilities Agreement”; and the debt contemplated in the Facilities Agreement, together with the above mentioned liabilities, the “Original Debt”). A copy of the Facilities Agreement is attached hereto as Schedule A.

II. WHEREAS, on September 17, 2012, Cemex SAB, the other Obligors, the Original Creditors, the Agent and the Beneficiary, among others, entered into an Intercreditor Agreement, providing, among other things, for the exercise of rights in respect of collateral, the release of collateral, and the distribution of proceeds arising from the exercise of rights in respect of collateral among several creditors (the “Intercreditor Agreement”). A copy of the Intercreditor Agreement is attached hereto as Schedule B.

III. WHEREAS, according to the Facilities Agreement and the Intercreditor Agreement, Cemex SAB and its subsidiaries may refinance debt maintained or issued by any of them, as such refinancing is permitted and shall be secured under this Agreement, in accordance with the terms of the Facilities Agreement and the Intercreditor Agreement, by means of the issuance of bonds, notes or other debt instruments, or convertible or exchangeable securities or loan facilities (jointly, the “Refinanced Debt”, and the creditors of any kind, acceding, in its case, by means of an accession agreement, to the Intercreditor Agreement, the “Refinancing Creditors”).

IV. WHEREAS, on November 30, 2007, Cemex SAB issued certain certificados bursátiles denominated in unidades de inversión, guaranteed, on a por aval basis, by each of Cemex Mexico and Tolteca, for an amount of 116,530,800 unidades de inversión, that are registered with the Mexican National Securities Registry and listed on the Mexican Stock Exchange, under the ticker 07-2U which are identified in Schedule C hereto (the “Certificados Bursatiles”). Attached hereto, as Schedule D, are copies of each of the securities evidencing the Certificados Bursatiles.

V. WHEREAS, New Sunward Holding Financial Ventures B.V. (“NSHFV”) issued, (i) on December 18, 2006, certain callable perpetual dual currency notes, guaranteed by each of Cemex SAB, Cemex Mexico and New Sunward Holding B.V. (“NSH”), which shall be secured in accordance with the terms of this Agreement, for an amount up to US$350,000,000; (ii) on December 18, 2006, certain callable perpetual dual currency notes, guaranteed by each of Cemex SAB, Cemex Mexico and NSH, which shall be secured in accordance with the terms of this Agreement, for an amount up to

US$900,000,000; (iii) on February 12, 2007, certain callable perpetual dual currency notes, guaranteed by each of Cemex SAB, Cemex Mexico and NSH, which shall be secured in accordance with the terms of this Agreement, for an amount up to US$750,000,000; and (iv) on May 9, 2007, certain callable perpetual dual currency notes, guaranteed by each of Cemex SAB, Cemex Mexico and NSH, which shall be secured in accordance with the terms of this Agreement, for an amount up to €730,000,000 (the notes mentioned in paragraphs (i) through (iv) above are jointly referred to as the “Perpetual Securities”). Attached hereto, as Schedule E, is a copy of the securities evidencing the Perpetual Securities.

VI. WHEREAS, Cemex SAB issued on (i) January 11, 2011, certain senior secured notes for an amount of US$1,650,000,000, guaranteed by each of Cemex Mexico, Cemex España S.A. (“Cemex España”) and NSH, which shall be secured in accordance with the terms of this Agreement, with an interest of 9.000% maturing on January 11, 2018, (ii) April 5, 2011, certain floating rate senior secured notes, for an amount of US$800,000,000, guaranteed by each of Cemex Mexico, Cemex España and NSH, which shall be secured in accordance with the terms of this Agreement, with a floating interest maturing on September 30, 2015, and (iii) September 17, 2012, certain senior secured notes for an amount of US$500,000,000, guaranteed by each of Cemex Mexico, Cemex España, Cemex Concretos, S.A. de C.V. (“Cemex Concretos”), Tolteca, Cemex Corp., NSH, Cemex Research Group AG, Cemex Shipping B.V., Cemex Asia B.V., Cemex France Gestion, Cemex UK and Cemex Egyptian Investments B.V., which shall be secured in accordance with the terms of this Agreement, with an interest of 9.50% maturing on June 15, 2018 (the notes mentioned in paragraphs (i), (ii) and (iii) above are jointly referred to as the “Cemex SAB Bonds”). Attached hereto, as Schedule F, is a copy of the securities evidencing the Cemex SAB Bonds.

VII. WHEREAS, Cemex Finance LLC issued on (i) December 14, 2009, certain senior notes for an amount of US$1,750,000,000, guaranteed by each of Cemex SAB, Cemex Mexico, Cemex España, Cemex Concretos, Tolteca, Cemex Corp. and NSH, which shall be secured in accordance with the terms of this Agreement, with an interest of 9.5% maturing on December 14, 2016, and (ii) December 14, 2009, certain senior secured notes for an amount of Euro €350,000,000 guaranteed by each of Cemex SAB, Cemex Mexico, Cemex Concretos, Tolteca, Cemex Corp. and NSH, which shall be secured in accordance with the terms of this Agreement, with an interest of 9.625% maturing on December 14, 2017 (the notes mentioned in paragraphs (i) and (ii) above are jointly referred to as the “Cemex Finance Bonds”). Attached hereto, as Schedule G, is a copy of the securities evidencing the Cemex Finance Bonds.

VIII. WHEREAS, Cemex España, through its Luxembourg branch, issued on (i) May 12, 2010, certain senior secured notes for an amount of Euro €115,346,000 guaranteed by each of Cemex SAB, Cemex Mexico and NSH, which shall be secured in accordance with the terms of this Agreement, with an interest of 8.875% maturing on May 12, 2017; (ii) March 28,2012, certain senior secured notes for an amount of Euro €179,219,000 guaranteed by each of Cemex SAB, Cemex Mexico and NSH, which shall be secured in accordance with the terms of this Agreement, with an interest of 9.875% maturing on April 30, 2019; (iii) March 28, 2012, certain senior secured notes for an amount of $703,861,000, guaranteed by each of Cemex SAB, Cemex Mexico and NSH, which shall be secured in accordance with the terms of this Agreement, with an interest of 9.875% maturing on April 30, 2019, and (iv) May 12, 2010, certain senior secured notes for an amount of $1,192,996,000, guaranteed by each of Cemex SAB, Cemex Mexico and NSH, which shall be secured in accordance with the terms of this Agreement, with an interest of 9.25% maturing on May 12, 2020 (the notes mentioned in paragraphs (i) through (iv) above are jointly referred to as the “Cemex España Bonds”). Attached hereto, as Schedule H, is a copy of the securities evidencing the Cemex España Bonds.

IX. WHEREAS, Cemex SAB or any of its subsidiaries (the “Additional Obligors”) may, from time to time, issue notes, certificados bursátiles (under programs approved on the date hereof or in the future), bonds or other debt securities, convertible or exchangeable securities, or borrow under loan facilities, the proceeds of which are applied to refinance (i) the Certificados Bursatiles, the Perpetual Securities, the Cemex SAB Bonds, the Cemex Finance Bonds, the Cemex España Bonds or any Refinanced Debt, which are secured equally and ratably with other indebtedness of the Obligors under the terms provided for in the Facilities Agreement, (ii) any debt of Cemex SAB or any of the other Obligors under the Facilities Agreement, which is issued or, as necessary, borrowed by the Additional Obligors after the date of the Facilities Agreement, and which may be issued or, as necessary, borrowed in accordance with the Facilities Agreement (such debt, together with the debt referred to in Recital III, jointly the “Refinanced Debt”).

X. WHEREAS, the Settlors desire to create a first lien, pursuant to the terms of this Agreement, in respect of the shares transferred in trust referred to herein, ratably and equally, in favor of (i) the Original Creditors, acting through the Beneficiary, and the Beneficiary, (ii) any financial institution that enters into a Creditor Accession Letter (as such term is defined in the Facilities Agreement) in accordance with the Facilities Agreement within 30 Business Days following the Effective Date (as such term is defined in the Facilities Agreement), acting through the Beneficiary, (iii) the Agent, (iv) the holders of the Certificados Bursatiles, acting through the representante común of such Certificados Bursatiles, (v) the holders of the Perpetual Securities, acting through the trustee thereof, (vi) the holders of the Cemex SAB Bonds, acting through the trustee thereof, (vii) the holders of the Cemex Finance Bonds, acting through the trustee thereof, (viii) the holders of the Cemex España Bonds, acting through the trustee thereof, and (ix) the holders of or creditors under any Refinanced Debt, acting through the applicable representante común, trustee, agent or creditor (together, the parties specified in paragraphs (i) through (ix) above, and any successors or assignees thereof, the “Secured Parties”), under the terms set forth herein and the Intercreditor Agreement, to secure the due and timely payment of any and all amounts payable by Cemex SAB and the other Obligors under the Financing Agreement and any Refinanced Debt, Cemex SAB, Cemex Mexico and Tolteca under the Certificados Bursatiles; Cemex SAB, NSHFV, Cemex Mexico and NSH under the Perpetual Securities; Cemex SAB, Cemex Mexico and NSH under the Cemex SAB Bonds; Cemex Finance LLC, Cemex SAB, Cemex Mexico, Cemex Concretos, Tolteca, Cemex Corp. and NSH under the Cemex Finance Bonds; Cemex España, Cemex SAB, Cemex Mexico and NSH under the Cemex España Bonds, and any Additional Obligor under any Refinanced Debt (the “Obligations”).

Based upon the foregoing Preliminary Statements, each of the parties hereto hereby represents and agrees as follows:

REPRESENTATIONS

I. Each of the Settlors represents, on its own behalf and only in respect of itself, as of the date hereof that:

(a) it is a corporation duly organized and existing under the laws of its jurisdiction of incorporation, authorized to enter into this Agreement and to perform its obligations hereunder;

(b) it is the owner of the shares specified in Exhibit I, representing capital stock of the relevant Issuer, which are transferred in trust on the date hereof (together, the “Transferred Shares”);

(c) it wishes to transfer in trust to the Trustee, pursuant to the terms of this Agreement, its respective Transferred Shares, in favor of each of the Secured Parties, to secure the due and timely performance of the Secured Obligations (as defined below);

(d) its respective Transferred Shares have been duly issued by the relevant Issuer, result from lawful activities, are fully paid, and are free from any lien, security interest, option or encumbrance, of any nature, except for what is set forth in this Agreement;

(e) this Agreement constitutes a legal, valid and binding obligation of the Settlor, enforceable against such Settlor in accordance with its terms, and is sufficient to transfer ownership of the Transferred Shares to the Trustee pursuant to the terms hereof;

(f) it has obtained all internal authorizations necessary to enter into, and to perform its obligations under, this Agreement, including any required authorizations from its shareholders or its board of directors, as applicable;

(g) its representatives are duly authorized to enter into, and bind it under, this Agreement, and such authority has not been limited, revoked or modified in any manner, as evidenced by the public deeds or other evidence of authority attached hereto as Exhibit J;

(h) it does not require any approval from any third party, including any governmental authority, for the execution and performance of this Agreement, except that, in the event of foreclosure hereunder, the purchaser or purchasers of any Transferred Shares may require the approval of each of the Mexican Competition Commission (Comisión Federal de Competencia) and the Mexican Foreign Investment Commission (Comisión Nacional de Inversiones Extranjeras);

(i) the entering into this Agreement and the performance of its obligations hereunder, do not contravene or result in any breach or violation of any applicable law, rule or regulation, of any agreement, of any nature, to which it may be party or under which it may be bound, or its bylaws or other constitutive documents in effect;

(j) it has not initiated, nor does it have knowledge that it has been initiated against it, any bankruptcy, insolvency, concurso mercantil, quiebra or similar proceeding under any applicable law;

(k) no legal action or proceeding has been initiated to which it is a party or of which it has been notified, or to its knowledge is intended to be initiated, before any court, governmental authority or arbitrator, of any nature (whether in Mexico or outside of Mexico), that could have a material adverse effect on the business or financial condition of the Settlor, on the rights of the corresponding Settlor with respect to the Transferred Shares, or on the validity, effectiveness or enforceability of this Agreement, except as set forth in the Facilities Agreement and its annexes;

(l) it agrees to provide to the Trustee any information the Trustee may require to comply with the requirements set forth in Article 115 of the Law of Credit Institutions and any other applicable regulation and internal policies of the Trustee;

(m) by entering into this Agreement, it acknowledges the existence of the Secured Parties and their agents, and the capacity of the Beneficiary to act on its own behalf and for the benefit of the Secured Parties (according to the terms set forth in the Intercreditor Agreement), and to exercise any rights arising under the terms of this Agreement.

II. Each of the Issuers represents, on its own behalf and only in respect of itself, as of the date hereof that:

(a) it is a corporation duly organized and existing under the laws of Mexico, authorized to enter into this Agreement and to perform its obligations hereunder;

(b) the Transferred Shares issued thereby have been duly issued, are fully paid, and are free from any lien, security interest, option or encumbrance, of any nature, except for what is set forth in this Agreement;

(c) this Agreement constitutes a legal, valid and binding obligation of the Issuer, enforceable against such Issuer in accordance with its terms;

(d) it has obtained all internal authorizations necessary to enter into, and to perform its obligations under, this Agreement;

(e) its representatives are duly authorized to enter into, and bind it under, this Agreement, and such authority has not been limited, revoked or modified in any manner, as evidenced by the public deeds attached hereto as Exhibit K;

(f) it does not require any approval from any third party, including any governmental authority, for the execution and performance of this Agreement, except that, in the event of foreclosure hereunder, the purchaser or purchasers of any Transferred Shares may require the approval of each of the Mexican Federal Competition Commission (Comisión Federal de Competencia) and the Mexican Foreign Investment Commission (Comisión Nacional de Inversiones Extranjeras);

(g) the entering into this Agreement and the performance of its obligations hereunder, do not contravene or result in any breach or violation of any applicable law, rule or regulation, of any agreement, of any nature, to which it may be party or under which it may be bound, or its bylaws or other constitutive documents in effect;

(h) no legal action or proceeding has been initiated to which it is a party or of which it has been notified, or to its knowledge is intended to be initiated, before any court, governmental authority or arbitrator, of any nature (whether in Mexico or outside of Mexico), that could have a material adverse effect on the business or financial condition of the Issuer, on the rights of the corresponding Settlor with respect to the Transferred Shares or on the validity, effectiveness or enforceability of this Agreement, except as set forth in the Facilities Agreement and its annexes.

III. The Trustee represents as of the date hereof that:

(a) it is a multiple banking institution (institución de banca múltiple) duly organized and existing under the laws of Mexico, authorized to enter into this Agreement and to perform its obligations hereunder;

(b) this Agreement constitutes a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms;

(c) it has obtained all internal authorizations necessary to enter into, and to perform its obligations under, this Agreement;

(d) its representatives (delegados fiduciarios) are duly authorized to enter into, and bind it under, this Agreement, and such authority has not been limited, revoked or modified in any manner, as evidenced by the public deeds attached hereto as Exhibit L;

(e) it does not require any approval from any third party, including any governmental authority, for the execution and performance of this Agreement, except that, in the event of foreclosure hereunder, the purchaser or purchasers of any Transferred Shares may require the approval of each of the Mexican Federal Competition Commission (Comisión Federal de Competencia) and the Mexican Foreign Investment Commission (Comisión Nacional de Inversiones Extranjeras);

(f) the entering into this Agreement and the performance of its obligations hereunder, do not contravene or result in any breach or violation of any applicable law, rule or regulation, of any agreement, of any nature, to which it may be party or under which it may be bound, or its bylaws or other constitutive documents in effect;

(g) it agrees to act as trustee under this Agreement; and

(h) it has explained the Parties the text of sub-paragraph b), paragraph XIX of Article 106 of the Law of Credit Institutions and of the Circular 1/2005 and the amendments thereto issued by Banco de México, in connection with the Trustee’s limitations under the current laws and regulations, provided that such provisions are included in Clause Ninth of this Agreement.

IV. The Beneficiary represents as of the date hereof that:

(a) it is a private limited company duly incorporated and existing under the laws of England and Wales, authorized to enter into this Agreement and to perform its obligations hereunder;

(b) its representatives are duly authorized to enter into, and bind it under, this Agreement, and such authority has not been limited, revoked or modified in any manner, as evidenced by the public deeds or other evidence of authority attached hereto as Exhibit M;

(c) it does not require any approval from any third party, including any governmental authority, for the execution and performance of this Agreement, except that, in the event of foreclosure hereunder, the purchaser or purchasers of any Transferred Shares may require the approval of each of the Mexican Federal Competition Commission (Comisión Federal de Competencia) and the Mexican Foreign Investment Commission (Comisión Nacional de Inversiones Extranjeras);

(d) it is entering into this Agreement on its own behalf and for the benefit of the Original Creditors and, if applicable, the Refinancing Creditors (and their respective successors and assigns) and the other Secured Parties, pursuant to the terms of the Facilities Agreement and the Intercreditor Agreement pursuant to the instructions received from the Agent.

IN WITNESS WHEREOF, the parties hereto agree to the following:

CLAUSES

FIRST. Creation of the Trust; Subsequent Transfers. (a) Each of the Settlors hereby creates this irrevocable security trust with the Trustee, identified with number F/111517-9, by transferring to the Trustee ownership of the Transferred Shares, which shall be subject to the terms set forth in this Agreement until the Termination Date (as defined below) or as otherwise provided herein, as security for the due, full and timely satisfaction of (i) any and all present and future liabilities at any time due, owing or incurred by Cemex SAB, any of its Subsidiaries and the other Obligors to any Secured Party in accordance with the Facilities Agreement and the Intercreditor Agreement, including the Obligations, (ii) any and all of the amounts payable by the Settlors pursuant to the terms of this Agreement, and (iii) any and all fees, costs and expenses incurred, paid or disbursed by the Beneficiary, the Secured Creditors or their respective agents, if any, upon exercise of their respective rights set forth herein ((i), (ii) and (iii), jointly, the “Secured Obligations”). The Trustee hereby acquires and receives the Transferred Shares and the execution of this Agreement constitutes evidence of receipt of such Transferred Shares by the Trustee.

(b) Each of the Settlors hereby agrees to transfer to the Trustee, and to cause any third party controlled by Cemex SAB, directly or indirectly, to transfer to the Trustee, within five (5) business days counted from the date of acquisition thereof, by any means, any additional shares issued by any Issuer that any of the Settlors or such controlled third party may acquire, by subscription and payment or otherwise (the “Additional Shares”), pursuant to the procedure specified in this Clause First. For purposes of this Agreement, the term “business days” shall mean any day which is not a Saturday or Sunday, on which banking institutions are authorized to open and carry out operations with the general public in Mexico, in conformity with the calendar issued and updated from time to time by the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores).

(c) The representations made by each of the Settlors in this Agreement, shall be deemed repeated by the relevant Settlor or a third party on each of the dates on which such Settlor or any third party transfers Additional Shares in trust pursuant to the terms of this Agreement, mutatis mutandi, in respect of such Additional Shares.

(d) The transfer of ownership by each Settlor to the Trustee of the Transferred Shares it owns, shall be undertaken as follows:

(1)

each Settlor shall transfer in trust the Transferred Shares by means of (i) delivering to the Trustee any and all certificates evidencing the Transferred Shares, duly endorsed in property (endoso en propiedad) to the Trustee, and (ii) causing the relevant Issuer’s secretary of the board of directors, to make a notation in the stock registry book of the relevant Issuer, specifying that the relevant Transferred Shares have been transferred to the Trustee pursuant to the terms of this Agreement, and delivering a certificate of the relevant secretary of the board of directors of the relevant Issuer to such effect, issued in favor of the Trustee and for the benefit of the Secured Parties; and

(2)	each of the Settlors shall transfer to the Trustee, and agrees to cause any applicable third party to transfer to the Trustee, pursuant to this Agreement (and in particular, this Clause First), any Additional Shares any of them may acquire.

(e) The Trustee hereby acknowledges the due receipt of the Transferred Shares, as set forth in Clause First, (d)(1) above, having received the relevant certificates to its satisfaction, and agrees to hold the Transferred Shares in trust, pursuant to the terms hereof, as part of the, and jointly with other, Trust Assets (as hereinafter defined), for the benefit of the Beneficiary and the Secured Parties, to secure performance of the Secured Obligations and, upon the occurrence of the Termination Date, to the extent any Trust Assets shall remain on such Termination Date, for the benefit of, and the reversion to, the corresponding Settlor pursuant to the terms and conditions hereof and following the instructions of such Settlor, and at such Settlor’s own expense.

(f) With respect to any Transferred Shares or Additional Shares transferred to the Trustee pursuant to this Agreement, the Settlor or third party transferring the applicable Transferred Shares or Additional Shares, shall be liable for (i) any claims of property rights made by any third party (saneamiento para el caso de evicción), and (ii) any hidden defects (vicios ocultos).

(g) Without any responsibility, of any nature whatsoever, arising to the Trustee, the Beneficiary or any of the Secured Parties, each of the Settlors hereby states, in its capacity as second beneficiary pursuant to this Agreement, that (i) such Settlor reserves, upon the occurrence of the Termination Date, to the extent any Trust Assets shall remain on such Date, the right to reacquire the Transferred Shares and any Additional Shares, for purposes of applicable tax law, and (ii) the transfer and delivery of the Transferred Shares and any Additional Shares to the Trustee does not result in the payment of any income taxes arising from the transfer of the Transferred Shares and any Additional Shares set forth in this Agreement, in accordance with Article 14 of the Mexican Federal Fiscal Code (Código Fiscal de la Federación), because the corresponding Settlor has the right to reacquire the Transferred Shares and any Additional Shares (to the extent remaining), upon the occurrence of the Termination Date. Each Settlor agrees, for the benefit of the Secured Parties and with the Trustee’s knowledge, that the provisions of this paragraph do not contravene the irrevocability provision set forth in Clause Fourteenth of this Agreement.

(h) Within ten (10) business days counted from the date hereof, the Trustee, pursuant to the instructions of the Beneficiary (which are hereby deemed to be given, without any separate instruction being required), if necessary with the assistance of Cemex SAB, agrees to notify the representante común of the Certificados Bursatiles, the trustee acting for the holders of the Perpetual Securities, the trustee acting for the holders of the Cemex SAB Bonds, the trustee acting for the holders of the Cemex Finance Bonds, the trustee acting for the holders of the Cemex España Bonds of the creation of the trust set forth in this Agreement and the rights arising therefrom for holders of Certificados Bursatiles, the Perpetual Securities, the Cemex SAB Bonds, the Cemex Finance Bonds and the Cemex España Bonds.

SECOND. Parties to the Agreement. (a) The parties to this Agreement are the following:

Settlors and second beneficiaries:	Cemex SAB, Tolteca, Impra Cafe, Interamerican, Cemex Mexico and Cedice, and any other party that transfers Additional Shares in trust pursuant to the terms of this Agreement;

Trustee:	Banco Nacional de México, S.A., Integrante del Grupo Financiero Banamex, División Fiduciaria;

Beneficiary:	Wilmington Trust (London) Limited, on its own behalf and on behalf of the Secured Parties in accordance with the terms set forth in the Intercreditor Agreement, provided that none of the Secured Parties other than the Beneficiary, acting for the Original Creditors and, as specified in the Intercreditor Agreement, acting for the Refinancing Creditors, shall have the right to enforce any of its rights arising hereunder, but shall be entitled to receive its pro-rata portion of the proceeds from foreclosure, upon exercise of rights by the Beneficiary as set forth herein and pursuant to the terms of the Intercreditor Agreement.

(b) The Settlors shall be beneficiaries in second place and each of them shall be entitled, on the Termination Date, to all or a portion of the Trust Assets, as the case may be, that shall remain on the Termination Date.

(c) In case the Beneficiary deems it appropriate or necessary, or it is required in accordance with the terms of the Intercreditor Agreement, the Beneficiary may request or obtain instructions or directions from the Secured Parties to act or exercise any rights under this Agreement in accordance with Clause Twenty First.

(d) The successors, assigns and/or the parties replacing the Trustee, any Settlor, the Beneficiary, the Original Creditors, the Refinancing Creditors, if applicable, or any other of the Secured Parties, as the case may be, pursuant to the terms hereof and of the Facilities Agreement, the Intercreditor Agreement, the Refinancing Indebtedness, the Certificados Bursatiles, the Perpetual Securities, the Cemex SAB Bonds, the Cemex Finance Bonds, the Cemex España Bonds and any Additional Indebtedness, shall be deemed as the “Trustee”, a “Settlor”, the “Beneficiary”, the “Original Creditors”, the “Refinancing Creditors” and the “Secured Parties,” respectively, for purposes of this Agreement.

(e) By entering into this Agreement, the Trustee (i) agrees to faithfully and loyally perform its obligations as trustee pursuant to the provisions set forth in this Agreement, and in accordance with applicable law, (ii) acknowledges and accepts title and ownership of the Transferred Shares and, if applicable, the Additional Shares, to satisfy the purposes of the trust created hereunder, and (iii) shall be deemed to have delivered to the Settlors an acknowledgement of receipt in respect to the Transferred Shares, that shall also serve as the inventory of the Trust Assets, pursuant to what is set forth in Rule 5.1 of Circular 1/2005, issued by the Mexican Central Bank (Banco de México), as modified from time to time (the “Circular 1/2005”).

THIRD. Purposes of this Trust. The purposes of the trust created hereby and the Trustee’s obligations are:

(a) that the Trustee receives in trust ownership and maintain as collateral the Trust Assets during the effectiveness of this Agreement, as provided hereunder and under the Facilities Agreement and the Intercreditor Agreement, until the earlier to occur of (i) full and final discharge of the obligations of the Original Creditors to the satisfaction of the Agent (acting reasonably) as set forth in the Intercreditor Agreement, (ii) the release of the Trust Assets, pursuant to the terms of the Intercreditor Agreement, on the Business Day following the date on which (1) the Consolidated Leverage Ratio for any Reference Period in respect of which a Compliance Certificate has been (or is required to have been) delivered under the Facilities Agreement (as each capitalized term is defined in the Facilities Agreement) was not greater than 3.50:1, and (2) no Default is continuing (as the capitalized term is defined in the Facilities Agreement), or (iii) any other termination as permitted under Clause Fourteenth hereof (such earlier date, the “Termination Date”), provided that the occurrence of any of the events described in paragraphs (i), (ii) and (iii) shall be notified in writing by the Beneficiary to the Trustee;

(b) that the Trust Assets secure the Secured Obligations and, as set forth in this Agreement, that the Trustee, upon the occurrence of an Enforcement Event (as defined in the Intercreditor Agreement; hereinafter, an “Enforcement Event”), sell such Trust Assets, and the proceeds of such sale be applied to the payment of the Secured Obligations, as provided in this Agreement and the Intercreditor Agreement;

(c) that the Trustee re-convey the Trust Assets that shall then remain under this Agreement to the Settlors as it may correspond, immediately after the Termination Date, by transferring the corresponding Transferred Shares or Additional Shares, as the case may be, according to the instructions and at the expense of the relevant Settlor, including by means of an endorsement in ownership and delivery of the necessary certificates;

(d) that the Trustee maintain the Trust Assets, exercise, or allow the exercise, of the rights pertaining thereto, as set forth in Clause Fifth, and act as a good pater familias (buen padre de familia) in respect of the Trust Assets, it being understood that, should the Trustee have any doubt regarding the exercise of such rights, it must request instructions from both the Settlors and the Beneficiary or from any of the Settlors or the Beneficiary, as may be applicable, as set forth in this Agreement (and, in particular, Clause Eighth) or, upon the occurrence of an Enforcement Event, solely from the Beneficiary (unless an emergency arises, in which case the Trustee shall act as a good pater familias (buen padre de familia) pursuant to its discretion, using its judgment and without any responsibility to the Trustee, except if the Trustee shall have acted with fraud, negligence or bad faith (dolo, negligencia o mala fe)).

(e) that, in the event the Trust Assets or a portion thereof be represented by cash, the Trustee invest such cash in Certificates of the Treasury of the Federation (Certificados de la Tesorería de la Federación or Cetes) (or if not available, any other instrument issued by the Mexican government), whether purchased in a primary offering or in the secondary market or, if so instructed by the Settlors and the Beneficiary, in any other instruments, as permitted under applicable law regulating the investment of trust assets (including Circular 1/2005), upon the occurrence of an Enforcement Event, in any instrument specified by the Beneficiary, and upon the occurrence of the Termination Date, in any instrument specified by the Settlors (to the extent any Trust Assets shall remain on such Date), it being understood that (i) the Trustee is authorized, for such purposes, to open any necessary bank or investment accounts and undertake all action to enter into the necessary agreements, all as instructed by the Settlors and the Beneficiary, and (ii) if any dividends or other distributions shall be received by the Trustee pursuant to Clause Fifth (b) hereof, and the Settlors (as opposed to the Beneficiary) shall be entitled to receive such dividends or distributions as therein set forth, then the Trustee shall invest or deliver the applicable amounts received as distributions, solely as instructed by the Settlors;

(f) that the Trustee enter into the necessary agreements or instruments, and undertake any other action that may be deemed necessary, to create, maintain and manage the trust created pursuant to the terms of this Agreement and to manage the Trust Assets, as instructed by the Beneficiary or, when expressly agreed, the Settlors;

(g) that the Trustee perform its remaining obligations contemplated by this Agreement, duly and promptly;

(h) that the Trustee perform any and all action entrusted to it hereunder (including, without limitation, the execution of the necessary agreements or receiving or granting any power-of-attorney), pursuant to this Clause Third or any other Clause of this Agreement, implicitly arising from the terms hereof or resulting from applicable law.

FOURTH. Trust Assets. The Trust Assets shall be comprised of the following:

(a) the Transferred Shares transferred by each Settlor, as set forth in Clause First hereof;

(b) any Additional Shares or other assets, if applicable, transferred to the trust created hereunder by the Settlors or by any other third party controlled, directly or indirectly, by Cemex SAB;

(c) any ancillary rights related to the Transferred Shares, any Additional Shares and any other assets transferred in trust hereunder;

(d) except for dividends or other distributions to which the Settlors shall be entitled as provided in Clause Fifth (b) hereof, any income, distributions and proceeds relating to the Transferred Shares, the Additional Shares or any other assets transferred in trust hereunder;

(e) any instruments or securities, of any nature, acquired with the Trust Assets and income or proceeds resulting from such Trust Assets;

(f) any certificates issued in substitution of, for any reason, the Transferred Shares or any Additional Shares;

(g) the rights pertaining to the Transferred Shares, any Additional Shares and any other assets transferred in trust hereunder, as set forth, and subject to the limitations specified, in Clause Fifth; and

(h) any other assets, property or rights that, for any reason or under any legal circumstance, become a part of the Trust Assets.

FIFTH. Certain Rights and Obligations of the Settlors. The parties hereto hereby confirm that, so long no Enforcement Event has occurred, the Settlors are beneficially entitled to voting rights and to dividend rights, in accordance with the terms of paragraphs (a) and (b) below.

(a)	Voting and Subscription Rights. (1) The parties agree that, so long as no Enforcement Event has occurred, each of the Settlors shall be entitled (i) to provide the Trustee with written instructions in respect of how to vote the Transferred Shares or the Additional Shares in terms of this Clause Fifth and the Trustee shall vote the Transferred Shares or Additional Shares in accordance with such instructions, or (ii) to cause the Trustee to provide proxies permitting the voting of any such Transferred Shares or Additional Shares, except upon the occurrence of an Enforcement Event, in which case, each of the Settlors hereby agrees that the voting rights pertaining to the Transferred Shares and the Additional Shares, shall be exercised by the Trustee, as instructed by the Beneficiary.

(2)

Should a Settlor exercise the option specified in paragraph (a)(1)(ii) above, for purposes of allowing the relevant Settlor to exercise the voting rights attributable to the Transferred Shares and the Additional Shares, the Trustee shall deliver to such Settlor, any certificates, proxies or documents that are reasonably requested in writing by such Settlor, and in the form and manner so requested, so long as (i) such certificates, proxies or documents have been requested in a timely manner with respect to shareholders’ meetings and, in any case, at least three (3) business days in advance of the date on which such meeting is scheduled to occur, (ii) no Enforcement Event has occurred, and (iii) all related expenses are covered by the relevant Settlor, provided that the relevant Settlor shall deliver to the Trustee a written report in respect of the manner on which the voting rights were exercised within three (3) business days after the date of the relevant shareholders meeting.

(3)	In connection with the exercise of the voting rights corresponding to the Transferred Shares or the Additional Shares, as permitted under paragraph (a)(1)(ii) above, each of the Settlors hereby agrees that it may not exercise, and it shall cause any third party that is controlled, directly or indirectly, by Cemex SAB, not to exercise, such voting rights in any manner (i) that is contrary to the provisions of the Facilities Agreement or the Intercreditor Agreement, or (ii) that is detrimental to, or otherwise affects, the rights of the Beneficiary or the Secured Parties set forth herein, in the Facilities Agreement or in the Intercreditor Agreement.

(4)

In the event that the Trustee, as holder of the Transferred Shares or the Additional Shares as set forth herein, shall be entitled to exercise preemptive rights attributable to the Transferred Shares and the Additional Shares, in connection with any new stock issued, or proposed to be issued, by the relevant Issuer, the Trustee shall exercise such rights, so long as (i) written instructions shall have been provided to the Trustee by the corresponding Settlor (who shall benefit from the relevant shares upon reversion hereunder), at least three (3) business days prior to the date on which the term to exercise the subscription rights shall expire (and the Trustee shall exercise such rights in accordance with such instructions), and (ii) the corresponding Settlor shall have provided the Trustee with the necessary immediately available funds, if funds are required for the exercise of the rights, at least two (2) business day before such date. The Trustee shall be released from any liability with respect to the corresponding Settlor, if written instructions or funds are not timely provided by such Settlor. The parties agree that any Additional Shares acquired by the Trustee under this paragraph (a)(4), shall be subject to the terms of this Agreement and shall be considered as Additional Shares for purposes hereof.

(b)	Distributions. (1) The parties agree that, so long as no Enforcement Event has occurred, each of the Settlors shall be entitled to receive from the Trustee dividends or other distributions in cash, payable by the relevant Issuer with respect to the Transferred Shares and the Additional Shares, which shall be paid, upon effective receipt, by the Trustee to the relevant Settlor, by delivery of the applicable amount as it may correspond; should an Enforcement Event occur, such cash dividends or distributions shall become part of the Trust Assets subject to the terms of this Agreement.

(2)	All dividends or distributions made with respect to the Transferred Shares and the Additional Shares in kind (by means of Additional Shares or any other means) shall become part of the Trust Assets subject to the terms of this Agreement.

(c) Formalization. Each of the parties hereto hereby agrees that, no later than on the fifth business day following the date of execution hereof, each such party shall appear before a notary public or a commercial notary public (corredor público) selected by the Trustee, to formalize this Agreement.

SIXTH. Certain Obligations of the Settlors. Until the Termination Date, and except if expressly authorized in writing by the Beneficiary, each of the Settlors hereby agrees to:

(a)	inform the Beneficiary and the Trustee immediately, of any development or event that has had or could reasonably be expected to have, a material adverse effect in respect of the Trust Assets, this Agreement or its obligations hereunder;

(b)	execute and deliver all documents or instruments, and undertake any action, that may be necessary, based upon the reasonable judgment of the Trustee or the Beneficiary, to maintain in full force and effect the true transfer arising from this Agreement, or to permit the Trustee or the Beneficiary, as applicable, to exercise any of their respective rights pursuant to this Agreement;

(c)	refrain from creating or permitting the creation of any liens or limitations of rights with respect to the Trust Assets; and

(d)	immediately transfer in trust to the Trustee, any Additional Shares that it may own, from time to time, pursuant to the terms of this Agreement and, in particular, Clause First.

SEVENTH. Action Upon Occurrence of an Enforcement Event.

(a) Sale of Shares. If an Enforcement Event shall occur, the Beneficiary, if the requirements set forth in the Intercreditor Agreement shall have been satisfied, shall have the right to instruct the Trustee to start an extrajudicial foreclosure proceeding, to sell the Transferred Shares and any Additional Shares (and any other Trust Assets that may be sold), in accordance with the following paragraphs, agreed upon by the Settlors and the Beneficiary, based upon Article 83 of the Law of Credit Institutions (Ley de Instituciones de Crédito) and Article 403 of the General Law of Negotiable Instruments and Credit Transactions (Ley General de Títulos y Operaciones de Crédito):

(1)	if the Trustee receives a sale instruction from the Beneficiary (a copy of which shall be delivered to the representative of the Settlors appointed hereunder), in terms of the form of sale instruction attached hereto as Exhibit N (hereinafter, the “Sale Instruction”), by means of which the Beneficiary requests the Trustee to sell the Transferred Shares, any Additional Shares and other assets comprising the Trust Assets, to satisfy the Secured Obligations, because of the occurrence of an Enforcement Event, the Trustee shall proceed to sell such Trust Assets as provided below. The Sale Instruction shall include, as an attachment, a copy of this Agreement, certified by a notary public or a commercial notary public (corredor público), shall include the description supporting the occurrence of an Enforcement Event in accordance with the provisions of the Intercreditor Agreement, and the amounts due and payable to the Secured Parties or a statement setting forth that the Settlors have not complied with their respective payment obligations hereunder;

(2)	the Trustee shall give notice of the Sale Instruction to the representative of the Settlors, as instructed by the Beneficiary, to the address in Mexico indicated herein, by personal delivery, during business days and hours, through any of its officers or through a notary public or commercial notary public (corredor público), not later than three (3) Business Days after receipt of the Sale Instruction;

(3)	the Settlors shall have ten (10) business days, counted from the date on which the notice from the Trustee specified in paragraph (a)(2) above shall have been received, to oppose the sale as set forth in paragraph (4) below;

(4)	the Settlors may only oppose such sale if the Settlors deliver to the Trustee evidence of payment issued and duly executed by the Beneficiary, of the obligations of the Obligors under the Facilities Agreement vis-à-vis the Original Creditors or of the payment obligations of the Settlors hereunder; it being understood that the Trustee may request the Beneficiary to provide a written confirmation as to whether such obligations have been complied with;

(5)	in the event that the Settlors fail to prove, pursuant to paragraph (a)(4) above, that the Settlors have complied with their obligations arising from the Facilities Agreement or hereunder, as the case may be, the Trustee, upon written instructions given by the Beneficiary, shall immediately proceed to sell the Trust Assets as set forth in this Clause;

(6)	the Beneficiary may, at any time, by notifying the Trustee in writing, instruct the Trustee to suspend, totally or partially, on the date and time on which such instructions are received by the Trustee, the extrajudicial foreclosure proceeding commenced in accordance with this Clause Seventh; provided that such notice shall cease to have effect, totally or partially, on the date and time on which the Trustee receives in writing from the Beneficiary, a new instruction by means of which the Beneficiary requests the Trustee to continue, totally or partially, with the extrajudicial foreclosure relating to the Trust Assets;

(7)

the foreclosure shall be made by the Trustee, by means of an auction to be held in a location chosen by the Trustee. The Trustee with the aid of the Advisor (as such term is defined below), shall make a survey of potential bidders, and shall solicit potential bidders, whether arising from the survey or not, their participation in the auction. To the extent deemed necessary by the Beneficiary, the Advisor shall be in charge of preparing and distributing, or causing a third party to prepare and distribute, as instructed by the Beneficiary, at the Settlors’ expense and as promptly as reasonably practicable, a confidential information memorandum (the “Information Memorandum”), to be delivered to such potential bidders that have expressed an interest in purchasing the Trust Assets. The Information Memorandum shall contain, among other things, a description of the business of the Issuers, and an analysis of the Issuers’ financial condition and results of operations (including audited financial statements of each Issuer for the last three (3) fiscal years, if available). The Information Memorandum or any other necessary document shall advise potential bidders of the amount each such potential bidder shall post through a certificate of deposit or certified check issued in favor of the Trustee, to guarantee the seriousness of their potential proposal, should any such potential bidder seek to participate in the auction;

(8)	each of the Settlors and the Issuers agree to produce and deliver to the Trustee, the Advisor and the Beneficiary, such information related to the Issuers (legal, financial or otherwise), reasonably requested by the Advisor or the Beneficiary, necessary or desirable to prepare the Information Memorandum or for the purposes of this Agreement and any other documentation related to the Issuers (legal, financial or otherwise) that the Advisor or the Beneficiary reasonably consider that a potential bidder may require to make an informed offer;

(9)	after the Trustee has distributed the Information Memorandum to potential bidders, if necessary, or after the Trustee shall have delivered any information deemed necessary to potential bidders, the Trustee shall advise such bidders of the place, date and time selected for the auction (the “Auction Notice”), which date shall not exceed thirty (30) days counted from the date the Information Memorandum or other information was distributed to all prospective bidders, and such date in no event shall exceed forty five (45) days from the date the Information Memorandum or other information was distributed to the first prospective bidder;

(10)

the participating bidders shall deliver their offers in writing and in a sealed envelope to the Trustee, no later than on the date and time established in the Auction Notice, together with a certificate of deposit issued by a banking institution or a certified check issued in favor of the Trustee in the amount determined by the Trustee (after consulting with the Beneficiary) to guarantee the seriousness of their proposal;

(11)	the Trustee shall open the envelopes in the presence of the bidders, their representatives and a notary public or a commercial notary public (corredor público), on the date and time of the auction; the Trustee shall have ten (10) business days after such envelopes shall have been opened (or a longer period, if it was not possible to sell the Trust Assets within such period, as a result of any event, including failure to receive any necessary regulatory approvals), if so requested by the Beneficiary, to sell the Trust Assets to the bidder that submitted the highest offer;

(12)	the winning bidder shall pay to the Trustee the offered price within the number of business days following the date of the auction indicated by the Trustee, after consulting with the Beneficiary;

(13)	in the event that the bidder who made the highest bid fails to pay the price within the term specified, the deposit made or delivered certified check thereby shall inure to the benefit of the Beneficiary, who shall apply it to repay the amounts owed in respect of the Secured Obligations, as provided in this Clause;

(14)	upon expiration of the term referred to in the preceding paragraph without the proposed purchase price being paid, the Trustee shall clearly notify the bidder who offered the second highest price (within the following twenty (20) business days); if such bidder maintains its initial offer, it shall be granted a period of time within which to pay the purchase price to the Trustee, if requested by the Beneficiary; if the second highest bidder does not maintain its offer, the Trustee may continue contacting all bidders in the order of higher to lower offers, following the procedure specified above, unless the Beneficiary shall object;

(15)	if the sale may not be made to any of the bidders, the Trustee, with the consent of the Beneficiary, shall undertake a new auction following substantially the foregoing steps, until the sale of the Trust Assets is completed.

(b) Application of Sale Proceeds. The proceeds from any sale of the Trust Assets (including any Transferred Shares and

Additional Shares), shall be delivered to the Trustee, who shall proceed as instructed by the Beneficiary pursuant to the Intercreditor Agreement, in the following order of application:

(1)	to the payment of any and all taxes due by any of the Settlors, as a result of the sale of the Trust Assets, if such taxes shall have not been paid by the corresponding Settlor;

(2)	to the payment of expenses and fees reasonably incurred in connection with the sale of the Trust Assets, including, without limitation, any expenses or fees charged or incurred by the Trustee or the Beneficiary, if any such expenses or fees shall have not been paid by the Settlors;

(3)	to the payment of the Trustee’s fees, if such fees shall have not been paid by the Settlors;

(4)	to the payment, on a pro-rata basis, of any and all outstanding Secured Obligations, for which purpose the amounts requested by the Beneficiary shall be delivered thereto, so that the Beneficiary may apply such amounts or cause such amounts to be applied, in the order specified in Clause 10.1 of the Intercreditor Agreement; and

(5)	upon payment of the foregoing items, any remaining amounts shall be delivered pursuant to the instructions of the Settlors or, absent such instructions, as ordered by a court of competent jurisdiction.

(c) Conversion. As the Secured Obligations payable by the Settlors are mainly monetary obligations denominated in dollars of the United States of America, to the extent necessary to pay the applicable dollar-denominated Secured Obligations, the amounts received in pesos from the sale of the Trust Assets referred to in this Clause Seventh, shall be converted into dollars of the United States of America by the Trustee, to the extent necessary and as instructed by the Beneficiary, at the most favorable rate provided by Banco Nacional de México, S.A., Integrante del Grupo Financiero Banamex, or BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, or any successor thereof, and in case such rate is not provided to the Trustee by the aforementioned institutions, as it shall be obtained from an institution chosen by the Beneficiary, which amounts so converted shall be applied by the Trustee, up to the resulting converted amount, to the payment of the dollar-denominated Secured Obligations and other items (in such order) described above.

(d) Advisor. Upon agreement with the Beneficiary, the Trustee shall appoint a third party (the “Advisor”), which shall be a reputable credit institution or financial advisor institution, to organize and coordinate the bidding process contemplated herein and to prepare all relevant documentation, provided that (i) the Beneficiary may, at any time, remove or replace the Advisor (if appointed), with or without cause, and (ii) there shall not exist a labor relationship between the Trustee and the Beneficiary.

(e) Substitution of the Advisor. Should the Advisor, for any reason, not be able to perform its obligations under this Agreement, the parties hereto agree that the Trustee, after having so agreed with the Beneficiary and only in that case, shall appoint a new advisor, whom shall adhere to the terms of this Agreement, and whom shall be deemed as the “Advisor” starting from the date of the appointment; it being understood that (i) such appointment shall be made to a reputable institution capable of performing such duties, and (ii) the Advisor shall not cease to perform its duties until a new advisor accepts its designation as such under the terms provided in this Agreement.

(f) Fees and expenses of the Advisor. The Settlors, on a joint and several basis, agree to pay the Advisor its reasonable fees.

As required under Article 403 of the General Law of Negotiable Instruments and Credit Transactions (Ley General de Títulos y Operaciones de Crédito), each of the Settlors expressly agrees the extrajudicial foreclosure proceeding set forth in this Clause Seventh, by signing below to so evidence:

The Settlors:

Cemex, S.A.B. de C.V.
/s/ Roger Saldaña Madero /s/ René Delgadillo Galván
Por: Roger Saldaña Madero and René Delgadillo Galván
Cargo: Apoderado Jurídicos

/s/ Roger Saldaña Madero /s/ René Delgadillo Galván
Por: Roger Saldaña Madero and René Delgadillo Galván
Cargo: Apoderado Jurídicos

Empresas Tolteca de México, S.A. de C.V.	Impra Café, S.A. de C.V.

/s/ Roger Saldaña Madero /s/ René Delgadillo Galván	/s/ Roger Saldaña Madero /s/ René Delgadillo Galván

Por: Roger Saldaña Madero and René Delgadillo Galván	Por: Roger Saldaña Madero and René Delgadillo Galván
Cargo: Apoderado Jurídicos	Cargo: Apoderado Jurídicos

Interamerican Investments, Inc.	Cemex México, S.A. de C.V.

/s/ Roger Saldaña Madero /s/ René Delgadillo Galván	/s/ Roger Saldaña Madero /s/ René Delgadillo Galván
Por: Roger Saldaña Madero and René Delgadillo Galván	Por: Roger Saldaña Madero and René Delgadillo Galván
Cargo: Apoderado Jurídicos	Cargo: Apoderado Jurídicos

Centro Distribuidor de Cemento, S.A. de C.V.

/s/ Roger Saldaña Madero /s/ René Delgadillo Galván
Por: /s/ Roger Saldaña Madero and René Delgadillo Galván
Cargo: Apoderado Jurídicos

EIGHTH. Obligations and Scope of Trustee’s Liability; Protection of the Trust Assets. (a) The Trustee agrees to manage the Trust Assets, to comply with its obligations and to exercise its rights hereunder, pursuant to the terms hereof and according to applicable law, and using the highest standard of care contemplated under Mexican law, and agrees not to take any action and not to omit to take any action, that would result in the Trustee not complying with such obligations.

(b) The parties hereto hereby agree that the Trustee shall not be liable for any action or omission of the other parties to this Agreement or of any third party that may result in an impossibility to satisfy the purposes set forth in this Agreement.

(c) Any Secured Obligation (or other obligations applicable to the Trustee pursuant to the terms hereof) shall be satisfied up to the amount of the Trust Assets. Should the Trust Assets be insufficient to satisfy the Secured Obligations, the Trustee shall have no responsibility to make any contributions under this Agreement or to pay the Secured Obligations, but shall be obligated to notify each of the Beneficiary and the Settlors of the existence of any insufficiency.

(d) Each of the Settlors and the Issuers shall notify immediately, in writing, the Trustee and the Beneficiary, of any development or event that has had or could reasonably be expected to have a material adverse effect in respect of the Trust Assets, this Agreement or the respective obligations of the Settlors hereunder, so that the Trustee may defend the Trust Assets pursuant to paragraph (g) below.

(e) The Trustee shall inform each of the Settlors and the Beneficiary, of any threat to the Trust Assets or of any Enforcement Event it has knowledge of, it being understood that the Trustee shall not be required to investigate the existence thereof.

(f) The parties hereto hereby agree that any instructions or notices to be delivered to the Trustee hereunder, shall be in writing.

(g) The Trustee shall have the obligation to grant, to the persons or entities specified in writing by the Settlors and the Beneficiary, the necessary powers-of-attorney to defend the Trust Assets. In the event that the Settlors and the Beneficiary have not designated a person or entity to defend the Trust Assets pursuant to the foregoing terms, and it is likely that such lack of defense shall have a material adverse effect on the Trust Assets, the Trustee shall grant the requisite powers-of-attorney to the person or persons that the Trustee deems appropriate, using its discretion, and shall give the necessary instructions for the effective defense of the Trust Assets, until such time when the Settlors and the Beneficiary deliver the appropriate written instructions to the Trustee in connection with such defense, without the Trustee or the Beneficiary being liable, except in case of the Trustee, if actions of the Trustee arise from willful misconduct, bad faith or negligence (dolo, negligencia o mala fe). If (i) there shall be an Enforcement Event, or (ii) the Settlors and the Beneficiary do not reach an agreement as to the identity of the person or entity that shall defend the Trust Assets or in respect of the terms of the instructions to be given in connection therewith, the appointment of attorneys-in-fact shall be made solely by the Beneficiary, without the Beneficiary being liable. Neither the Trustee nor the Beneficiary shall be liable for the acts of the attorneys-in-fact, or for the payment of the relevant fees and expenses, which shall be paid by the Settlors, failing whom, with the Trust Assets. The Trustee shall in no case grant powers-of-attorney for acts of ownership, which shall always be exercised by the trust delegates (delegados fiduciarios) of the Trustee.

(h) Should an urgent action be necessary to protect and maintain the Trust Assets, the Trustee shall be obligated to take any immediate action required to maintain the Trust Assets. The Trustee shall not be liable for any action it takes for purposes of protecting the Trust Assets, provided that its actions comply with the terms set forth in this Agreement and applicable law.

(i) If the Trustee shall receive a judicial or other notice or claim with respect to this Agreement or the Trust Assets, it shall, no later than the day following the day it shall receive the notice (or the following business day), send a copy of such notice or claim to the Settlors and the Beneficiary.

NINTH. Mandatory Provision Regarding the Trustee’s Liability. (a) In accordance with Recital III (h) of this Agreement and Article 106, XIX, b) of the Law of Credit

Institutions (Ley de Instituciones de Crédito), the Trustee represents that it has explained clearly and without doubt to the parties hereto, the terms, legal meaning and consequences of such Article, which reads as follows:

“ARTICLE 106. It shall be prohibited to credit institutions:

XIX. When entering into the transactions referred to in Section XV of Article 46 of this Law:

[…]

b) To respond to the settlors, principals or agents, of any breach by the debtors, for loans granted thereto, or on behalf of issuers, for securities acquired, unless it is due to their fault, as set forth in the last paragraph of Article 391 [sic] of the General Law of Negotiable Instruments and Credit Transactions (Ley General de Títulos y Operaciones de Crédito), or to guarantee obtaining certain returns in connection with funds, the investment of which is requested therefrom.

If upon termination of the trust agreement, mandate or agency established to grant loans, any such loans shall have not been repaid by the debtors, the institution shall transfer the loans to the settlor or the beneficiary, as the case may be, or to the representative or agent, without repaying any outstanding amounts.

In any trust agreements, mandates or agencies, the prior paragraphs shall be inserted conspicuously as well as a representation from the trustee institution to the effect that it has, clearly and without doubt, made its meaning be known to the persons from whom it has received assets in trust.

c) To act as trustees, attorneys-in-fact or agents respectively regarding trusts, mandates or agencies, through which funds from the public may be obtained, directly or indirectly, by means of any actions causing direct or contingent liabilities, except in connection with trusts created by the Federal Government through the Ministry of Finance and Public Credit, and trusts through which securities registered at the Mexican Securities Registry are issued, according to the provisions of the Securities Market Law (Ley del Mercado de Valores);

d) To act under the trusts, mandates and agencies referred to in the second paragraph of Article 88 of the Investment Corporations Law (Ley de Sociedades de Inversión);

e) To act under trusts, mandates and agencies through which limitations or prohibitions specified by financial laws are avoided;

f) To use funds or securities of the trusts, mandates or agencies created for the purpose of making loans, in which the trustee has discretionary authority in providing such loans, to conduct transactions resulting in or that may result in any of their trustee delegates (delegados fiduciaries), board members and their alternates, whether or not acting, statutory supervisors (comisarios), whether regular or alternate, whether acting or not, the external auditors of the institution, the members of the technical committee of the relevant trust, the ascendants and descendants in first degree or spouses of such persons, the corporations in which a majority of the shares is controlled by such persons or their institutions, and such persons that the Central Bank (Banco de México) determines by general rules, becoming debtors,

g) To manage rural properties, unless they have received the management to distribute the assets among heirs, beneficiaries, associates or lenders, or to pay an obligation or to secured compliance therewith with the value of such rural property or its products, and without the management, in such case, exceeding the term of two years, except in the case of a trust to undertake production or security trusts;

h) To enter into trusts that manage sums of money contributed periodically by consumer groups organized as commercial associations, having as purpose the acquisition of certain assets or services that are regulated under the Federal Consumer Protection Law (Ley Federal de Protección al Consumidor).

Any agreement contrary to what is set forth in the preceding paragraphs shall be null and void.”

(b) Pursuant to Rule 5.5 of Circular 1/2005, the parties executing this Agreement agree to incorporate the following provisions:

“6. Prohibitions.

6.1 In connection with trust agreements, trustees are not permitted to:

(a) charge or attribute to the trust assets, prices different from the prices agreed upon when the relevant transaction shall be entered into;

(b) guarantee the prices or gains applicable to the sums of money to be invested as agreed upon; and

(c) perform transactions under terms and conditions that shall contravene its internal policies and sound financial practices.

6.2 Trustees shall not perform transactions related to securities, negotiable instruments or any other financial instruments, which shall not satisfy the requirements agreed upon in the relevant trust agreement.

6.3 Trustees may not enter into trust agreements of the type that they shall not be permitted to enter into, in accordance with applicable laws and regulations.

6.4 In no event may trustees pay, with funds part of the trust estate, fines imposed on such trustees by any authority.

[…]

6.6 Trustees must comply with the provisions of Articles 106, section XIX, of the Law of Credit Institutions (Ley de Instituciones de Crédito), 103, section IX, of the Securities Market Law (Ley del Mercado de Valores), 62, section VI, of the General Law of Insurance Companies (Ley General de Instituciones y Sociedades Mutualistas de Seguros), and 60, section VI Bis, of the Federal Bonding Companies Law (Ley Federal de Instituciones de Fianzas), as applicable to each entity.”

(c) Pursuant to Circular 1/2005, the Trustee has advised the parties that the Trustee shall be liable, from a civil law perspective, for damages and losses caused as a result of the breach of the obligations assumed by it hereunder, as long as it is so determined by a competent judicial authority.

TENTH. Substitution of the Trustee. (a) Subject to paragraphs (c) and (d) below, the Trustee may resign its position a trustee hereunder, by giving written notice to the Settlors and the Beneficiary at least sixty (60) calendar days in advance (except as set forth in Clause Tenth (c) hereof), including upon the occurrence of the event set forth in Clause Fourteenth (a)(iv), provided that the Trustee may under no circumstances resign if an enforcement action pursuant to Clause Seventh hereof shall have been initiated. Subject to the provisions of paragraph (c) below, the appointment of the Trustee may also be terminated, by means of a notice in writing given by the Beneficiary, at least thirty (30) calendar days in advance.

(b) If the Trustee ceases to act as trustee under this Agreement, due to an anticipated termination of its duties in accordance with paragraph (a) above or upon the occurrence of the Termination Date, the Trustee shall prepare account statements and accounts related to the Trust Assets, which shall be delivered within thirty (30) calendar days following such termination to the Settlors and the Beneficiary. The Settlors and the Beneficiary shall have thirty (30) calendar days to examine and object to such account statements and accounts, counted from the date of receipt thereof; after such period shall have expired, the financial statements and accounts shall be deemed as approved by the Settlors and the Beneficiary, unless mistakes or any errors or omissions shall not be evident.

(c) The Beneficiary shall be entitled to appoint any successor Trustee, provided that, so long as no Enforcement Event has occurred and is continuing, the Settlors shall have the right to consent to any such appointment, within fifteen (15) calendar days following the date the representative of the Settlors shall have received notice of such appointment, consent which may not be unreasonably withheld and which shall be deemed given if the Settlors do not object to such appointment in a timely manner.

(d) The Trustee shall not cease to be the trustee hereunder until the successor trustee is appointed pursuant to the terms set forth herein, such successor trustee has accepted its designation, and the Trust Assets have been duly transferred to the successor trustee.

(e) Any successor trustee shall have the same rights and obligations as the Trustee hereunder, and shall be deemed the “Trustee” for all purposes of this Agreement.

ELEVENTH. Fees and Expenses of the Trustee. (a) The Settlors, on a joint and several basis, agree to pay to the Trustee the fees specified Exhibit O, and any other reasonable fees and any and all reasonable and documented costs and expenses incurred or paid thereby, in connection with the management of the Trust Assets and the performance of its obligations hereunder.

(b) The parties agree that the Trustee shall not be obligated to perform the instructions provided by any of the parties hereto entitled to provide instructions, if it has not received sufficient funds to pay for any and all of its costs and expenses, and shall be required to inform the Settlors and the Beneficiary promptly, of the need of any such funds to satisfy its obligations hereunder. If the Trustee does not have sufficient liquid funds in its possession, to reasonably perform its obligations hereunder, the parties agree that the Trustee shall not be liable for any damages or losses it may cause, as a result of its inability to perform hereunder.

TWELFTH. Taxes. (a) Any tax, duty, assessment or other similar obligation arising from the entering into this Agreement, the holding and management of the Trust Assets, the performance of the obligations of any of the Trustee or the Beneficiary, or the exercise of rights by any of the Trustee or the Beneficiary, on the date hereof or at any time in the future, shall be payable and paid by the Settlors, on a joint and several basis, and each of the Settlors hereby agrees to indemnify and hold harmless the Trustee, the Beneficiary and each of the Secured Parties for any liabilities arising therefrom or related thereto. Each of the Settlors agrees to provide to the Trustee and the Beneficiary, tax receipts, returns or any other evidence of payment, of the applicable taxes, duties, assessments and related obligations.

(b) If for any reason and at any time, the Trustee is notified by any tax or tax-like authorities, located in any jurisdiction, of any determination or interpretation that the activities contemplated herein or any other related elements, result in the trust created hereunder being deemed a taxable entity and, therefore, the Trustee is obligated to withhold and pay, or solely to pay, any taxes in connection with the trust created hereunder or any action related hereto, the Trustee shall promptly provide written notice to the Settlors and the Beneficiary, so that the Settlors may take any and all necessary action, including the payment of any taxes, duties, assessments or related obligations.

(c) The obligations of the Settlors set forth in this Clause Twelfth, shall remain in full force and effect for the applicable statute of limitations and notwithstanding the occurrence of the Termination Date or by any other reason by which this Agreement may be terminated.

THIRTEENTH. Reports. (a) The Trustee hereby agrees to provide to the Beneficiary and the Settlors monthly statements with respect to the Transferred Shares, the Additional Shares and any other assets constituting the Trust Assets, including any investments with respect thereto. The Settlors and the Beneficiary shall each have thirty (30) calendar days counted from the date of receipt of the relevant statements, to review and reject, in the case of the Beneficiary, subject to the instructions of the Secured Parties, the contents of the relevant statements. After such period has expired, the statements shall be deemed approved by the Settlors and the Beneficiary, except in the case of evident mistakes, errors or omissions.

(b) In addition, the Trustee agrees to provide to the Settlors and the Beneficiary, any and all the information reasonably requested by any of them, in respect of the Trust Assets or this Agreement, within three (3) business days counted from the date of receipt of the relevant request.

FOURTEENTH. Duration and Irrevocability. (a) This Agreement may be terminated, as permitted under Article 392 of the General Law of Negotiable Instruments and Credit Transactions (Ley General de Títulos y Operaciones de Crédito), (i) if the satisfaction of the purposes of the trust created hereunder, become impossible, (ii) by agreement of any and all parties hereto (but not of any beneficiaries specified herein, that are not executing or otherwise adhering expressly to the terms of this Agreement), (iii) if the trust created hereunder is declared null and void by a competent judicial authority, as fraudulent to third parties, (iv) if the Trustee terminates this Agreement, as a result of the fees specified herein as payable to the Trustee, not having been paid for a period equal to or greater than three (3) 360-day periods, counted from the date hereof, or (v) if the Trust Assets are sold pursuant to the non-judicial foreclosure procedure specified in Clause Seventh of this Agreement.

(b) This Agreement shall be irrevocable and shall remain in full force and effect until the Termination Date, except that the obligations of the Settlors set forth in Clauses Twelfth, Nineteenth and Twentieth hereof (and all related provisions hereunder) shall survive such Termination Date for the applicable statute of limitations.

FIFTEENTH. Notices. (a) All notices or other communications relating to this Agreement shall be made in writing, and shall be delivered or sent to the domiciles specified below, or to any other domicile or telecopy number from time to time designated by the receiving party, by means of written notice to the other parties. All such notices and communications must be delivered personally or transmitted via telecopy, addressed as mentioned above, and shall be effective, if delivered by messenger, when received, or if transmitted by fax when transmitted, answerback received. The parties designate as their domiciles:

The Settlors:

Ave. Ricardo Margáin Zozaya # 325

Col. Valle del Campestre

Garza García, Nuevo León 66265

Mexico

Facsimile:     52(81)8888-4399

Attention:    Vicepresidencia Jurídica

The Issuers:

Ave. Ricardo Margáin Zozaya # 325

Col. Valle del Campestre

Garza García, Nuevo León 66265

Mexico

Facsimile:     52(81)8888-4399

Attention:    Vicepresidencia Jurídica

The Trustee:

Calzada del Valle No. 350 Oriente 1er. Piso

Col. Del Valle

San Pedro Garza García, Nuevo León 66220

Mexico

Facsimile:     52(81)1226-2097

Attention:    [*]

The Beneficiary:

1 King’s Arms Yard

Third Floor

London EC2M 7AF

United Kingdom

Facsimile: (44) 207-397-3601

Attention: Sajada Afzal

(b) Each of the Settlors and the Issuers hereby designates Ramiro G. Villarreal Morales, and in its absence José Antonio González Flores, as its respective representative (comisionista mercantil) for any and all purposes specified herein, and agrees that any action taken or omitted to be taken by any such representative or any notice received or given by such representative, shall bind any and all Settlors and Issuers, respectively, as if such action or omission shall have been taken directly by such Settlor or Issuer, without any further action being required.

(c) All notices and instructions delivered to the Trustee in accordance with this Agreement, shall be identified with the respective number of trust agreement and shall contain the duly authorized and registered signature or signatures of the individuals requesting the relevant transaction or service, which shall be described in the instructions delivered to the Trustee.

For such purposes, the Trustee hereby represents that it has implemented certain mechanisms and/or proceedings for the reception and execution of instructions, including those transmitted by fax or any other transmittal and/or communication means; therefore, the Parties, as applicable, shall execute with the Trustee any documents necessary in such regards, which shall be provided by the Trustee.

The Parties acknowledge and agree that the Trustee shall be authorized to execute, only on banking business days and hours, the instructions delivered to it under this Agreement, in accordance with security procedures described above.

In accordance with Article 52 of the Law of Credit Institutions, the Parties agree that the Trustee shall not be liable in case it suspends or cancels any actions carried out pursuant to the instructions delivered to it by any of the Settlors or the Beneficiary, if any of the circumstances set forth in such Article occurs. The Trustee hereby agrees to notify in writing the Settlors and the Beneficiary any action suspended or cancelled in accordance with the above mentioned Article.

SIXTEENTH. Amendments. This Agreement may not be amended, except by means of a written instrument signed by the Settlors, the Issuers, the Trustee and the Beneficiary and if in conformity with the terms of the Intercreditor Agreement.

SEVENTEENTH. Assignment. Neither the Trustee nor any of the Settlors or Issuers may assign or transfer its respective rights or delegate its respective obligations under this Agreement, except upon receiving the prior written consent of the Beneficiary or as otherwise set forth herein.

EIGHTEENTH. Trustee’s Powers. (a) The Trustee shall have the authority necessary for the satisfaction of the purposes of this Agreement, with the power and authority set forth in Article 391 of the General Law of Negotiable Instruments and Credit Transactions (Ley General de Títulos y Operaciones de Crédito), and all other power and authority necessary, or deemed necessary, under the terms of this Agreement or under applicable law, subject to the instructions required under the terms hereof.

(b) The Trustee shall have, with respect to the Trust Assets and its rights and obligations under this Agreement, a power-of-attorney for lawsuits and collections, acts of administration and acts of ownership, as well as for the execution of negotiable instruments, including the authority required to receive and make payments, issue receipts and grant all types of special powers-of-attorney, to satisfy the purposes of the trust created under this Agreement, all in accordance with applicable law, provided that the Trustee shall not grant powers for acts of ownership nor perform any act with respect to the Trust Assets that is not contemplated under the terms of this Agreement or authorized as set forth herein.

(c) It is hereby agreed that Trustee shall not incur any liability for acting upon any notice, certificate, consent or any other instrument or document, that appears to be genuine on its face and that is signed by the corresponding party or parties.

(d) The Trustee shall not be obligated to perform any act in contravention of the terms of this Agreement or in contravention of applicable law.

NINETEENTH. Indemnity. (a) To the extent not covered under Clause 16 of the Intercreditor Agreement, the Settlors, on a joint and several basis, agree to indemnify and hold harmless each of the Trustee (including without limitation, its trust delegates, employees and representatives), the Beneficiary and any and all Secured Parties, their respective directors, employees, advisors and affiliates, from and against any and any all claims, of any nature whatsoever, for damages, losses and any other responsibilities (except to the extent any such claim is determined to have resulted from such the Trustee’s or Beneficiary’s gross negligence or willful misconduct), that may be incurred by or asserted or awarded against, the Trustee, the Beneficiary or the Secured Parties, their respective directors, employees, advisors and affiliates, in each case arising out of or in connection with the defense of the Trust Assets, the exercise of their respective rights hereunder, this Agreement or the obligations of each such party hereunder, including, without limitation, from and against and any all claims, damages, losses, liabilities and expenses (including without limitation reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against the Trustee, the Beneficiary or the Secured Parties, their respective directors, employees, advisors and affiliates.

(b) The obligations of the Settlors set forth in this Clause Nineteenth, shall remain in full force and effect for the applicable statute of limitations and notwithstanding the occurrence of the Termination Date, or by any other reason this Agreement may be terminated.

TWENTIETH. Expenses. (a) All reasonable and documented fees and expenses paid or payable in connection with this Agreement, shall be paid or payable, on a joint and several basis, by the Settlors. The Trustee shall not be obligated to use its own funds to pay any fees or expenses incurred or payable in connection with this Agreement or with the satisfaction of its obligations hereunder and, in that respect, the only obligation of the Trustee shall consist of sending to the Settlors and the Beneficiary (in this last case, for information purposes), a timely request for additional funds to be provided. The Beneficiary shall have the right, but not the obligation, if in possession of funds under the Facilities Agreement, the

Intercreditor Agreement and other related documents, to pay such fees and expenses, and, upon any such payment, the amounts so paid shall be considered part of the Secured Obligations, shall be secured as set forth herein, and shall bear interest, form the time of payment, pursuant to the terms of the Facilities Agreement.

(b) The obligations of the Settlors set forth in this Clause Twentieth, shall remain in full force and effect for the applicable statute of limitations and notwithstanding the occurrence of the Termination Date.

TWENTY FIRST. Certain provisions for Beneficiary. (a) The Beneficiary shall not have any fiduciary duties to, nor shall it have any duty to protect the interests of, the Settlors, the Issuers or the Trustee.

(b) In acting as beneficiary hereunder, it shall be deemed that the Beneficiary is acting through its agency division, which shall be treated as a separate entity from its other divisions and departments thereof. Any information received or acquired by the Beneficiary, which is received or acquired by another division or department, or otherwise than in its capacity as Beneficiary hereunder, may be treated as confidential by the Beneficiary.

(c) In acting or exercising its rights under this Agreement, including in respect of any notice delivered in accordance with paragraph (a) of Clause Third or paragraph (a)(4) of Clause Seventh hereof, the Beneficiary shall act in accordance with the provisions of the Intercreditor Agreement and shall be entitled to seek instructions or directions from the Instructing Group or the Super Majority Instructing Group, as the case may be (each as defined in the Intercreditor Agreement) in accordance with the terms of the Intercreditor Agreement, and the Beneficiary shall not be held liable for any delay caused by so doing. In so acting, the Beneficiary shall have the rights, benefits, protections, indemnities and immunities set forth in the Intercreditor Agreement.

(d) The provisions set forth in this Clause Twenty First shall remain in full force and effect for the applicable statute of limitations and notwithstanding the occurrence of the Termination Date, or by any other reason this Agreement may be terminated.

TWENTY SECOND. Exhibits. All exhibits included in this Agreement shall be considered an integral part of this Agreement, as if their content was inserted in the body of this Agreement.

TWENTY THIRD. Conflicts. Should any conflict arise in connection with the interpretation of the provisions of this Agreement and the provisions of the Facilities Agreement and the Intercreditor Agreement, the provisions contained herein shall prevail only with respect to (i) the conflicting provisions, and (ii) any other provisions that require that Mexican law be applicable, for this Agreement to be valid and binding pursuant to its terms.

TWENTY FOURTH. Independence of Provisions. Should any of the provisions of this Agreement be declared illegal or unenforceable by any competent judicial authority, such provision shall be considered independent and interpreted separately from the other provisions contained herein, and shall not affect, in any way, the validity and enforceability of the rest of the provisions of this Agreement.

TWENTY FIFTH. Governing Law and Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of Mexico. For any matter related to or in connection with this Agreement, each of the parties hereto hereby expressly and irrevocably submits to the jurisdiction of the courts of Mexico City, Federal District, and agrees that all claims related to an action or proceeding hereunder, may be heard and determined by such courts. Each of the parties hereto hereby waives any right or jurisdiction to which it may be entitled by reason of its present or future domicile or place of residence.

TWENTY SIXTH. Headings. The headings used in this Agreement are for convenience of reference only, and shall not be used to interpret any of the provisions of this Agreement.

TWENTY SEVENTH. Counterparts. This Agreement is executed in ten (10) counterparts, each of which shall be deemed as an original and all of which, when taken together, shall be deemed to constitute one and the same instrument.

[REMAINDER OF PAGE LEFT INTENTIONALLY IN BLANK]

IN WITNESS WHEREOF, the parties hereto execute this Agreement on the date and year indicated in the first page hereof.

THE SETTLORS

Cemex, S.A.B. de C.V.

Empresas Tolteca de México, S.A. de C.V.

Impra Café, S.A. de C.V.

Interamerican Investments, Inc.

Cemex México, S.A. de C.V.

Centro Distribuidor de Cemento, S.A. de C.V.

By	/s/ Roger Saldaña Madero
Name:	Roger Saldaña Madero
Title:	Attorney-in-Fact

By	/s/ René Delgadillo Galván
Name:	René Delgadillo Galván
Title:	Attorney-in-Fact

THE ISSUERS

Cemex México, S.A. de C.V.

Centro Distribuidor de Cemento, S.A. de C.V.

Mexcement Holdings, S.A. de C.V.

Corporación Gouda, S.A. de C.V.

By	/s/ Roger Saldaña Madero
Name:	Roger Saldaña Madero
Title:	Attorney-in-Fact

By	/s/ René Delgadillo Galván
Name:	René Delgadillo Galván
Title:	Attorney-in-Fact

THE TRUSTEE

Banco Nacional de México, S.A.,

Integrante del Grupo Financiero Banamex,

División Fiduciaria

By /s/ Maria de los Ángeles Montemayor Garza Name: Maria de los Ángeles Montemayor Garza Title: Representative

By	/s/ Elva Nelly Wing Treviño
Name:	Elva Nelly Wing Treviño
Title:	Representative

THE BENEFICIARY

Wilmington Trust (London) Limited, on its own behalf and in its capacity as Security Agent, for the benefit of the Original

Creditors and, if applicable, the Refinancing Creditors (and their respective successors and assigns) and the other Secured

Parties

By	/s/ Andrés Cárdenas Ortiz Monasterio
Name:	Andrés Cárdenas Ortiz Monasterio
Title:	Attorney in fact

Exhibit A

Facilities Agreement

Exhibit B

Intercreditor Agreement

Exhibit C

Issuances Certificados Bursátiles

Exhibit D

Certificates evidencing the Certificados Bursátiles

Exhibit E

Certificates evidencing the Perpetual Securities

Exhibit F

Certificates evidencing the CEMEX SAB Bonds

Exhibit G

Transferred Shares

Exhibit H

Powers-of-Attorney of the Settlors’ Representatives

Exhibit I

Powers-of-Attorney of the Issuers’ Representatives

Exhibit J

Powers-of-Attorney of the Trustee’s Representatives

Exhibit K

Powers-of-Attorney of the Beneficiary’s Representatives

Exhibit L

Form of Sale Instruction

Exhibit M